                                                                             Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Tractor Supply Company for the registration of Debt Securities, Common Stock, Preferred Stock, and Warrants and to the incorporation by reference therein of our reports dated February 20, 2020, with respect to the consolidated financial statements of Tractor Supply Company, and the effectiveness of internal control over financial reporting of Tractor Supply Company included in its Annual Report (Form 10-K) for the year ended December 28, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Nashville, Tennessee
October 22, 2020